Press Release	Source: Shumate Industries

Shumate Industries Announces Results of its Annual Stockholders Meeting

CONROE, Texas--(BUSINESS WIRE)— June 12, 2006 -- Shumate Industries, Inc. (OTCBB:SHMT - News), a Texas based, energy field services company announced today the results of its annual meeting held on June 7, 2006. With 71% of the stockholders outstanding voting in favor, the four standing directors were re-elected for another term and two new outside directors were elected. No other business was conducted at the meeting.

The standing directors include Larry Shumate, Chairman, President and CEO, Russell Clark, COO, Matthew Flemming, CFO and outside director Frank Marshik.

The biographies of the two new independent directors elected at the meeting, Steven B. Erikson and Leo B. Womack are set forth below;

Steven B. Erikson is a co-founder of Flowchem, Ltd., a specialty chemical provider to the pipeline industry, and has been its president since 2001. From 1998 to 2000, Mr. Erikson was the president of Red Rock Interests, Ltd., a financial advisory and investment company. From 1995 to 1998, he was an associate with Jeffries & Co. in the Corporate Finance - Energy Group. From 1990 to 1993, Mr. Erikson was a senior consultant with PriceWaterhouseCoopers in the Bankruptcy and Turnaround Group. Mr. Erikson received a Bachelor of Arts in Economics from Colorado College and a Masters of Business Administration from Rice University.

Leo B. Womack has been the President and a director of Gulf Equities Realty Advisors, Inc., a diversified real estate portfolio management company, since 1986. He has also been the Chairman and Chief Financial Officer of Fairway Medical Technologies, Inc., a medical device company and a portfolio company of the Baylor College of Medicine Venture Fund, since 1996. He has been a director of Valves Incorporated of Texas, a specialty lubricants manufacturer for pipelines, since 1975. From 1969 to 1978, Mr. Womack was a managing partner of Womack, Gilman, Ritzwaller, & Co., which later merged with Fox & Company, a national accounting firm. From 1965 to 1969, was a senior accountant at Arthur Andersen & Co. Mr. Womack has been nominated to be a director of O.I. Corporation, a publicly traded company listed on the NASDAQ Stock Market. Mr. Womack is licensed as a certified public accountant and a real estate broker. He received a bachelor of arts from Texas A&M University.

Due to the recent untimely death of Mr. Earl Swift, our Chairman-elect, none of the votes cast were accepted for this nomination.

The terms for this Board of Directors are until our next annual meeting of stockholders in 2007.

About Shumate Industries, Inc.

Shumate Industries, Inc. is a Texas based, energy field services company that incorporates new technologies to bring products to market leveraging its existing infrastructure, expertise and customer channels. The Company operates through two wholly owned subsidiaries, 1.) Shumate Machine Works, a contract machining and manufacturing division and 2.) Hemiwedge Valve Corporation, a division formed to launch a proprietary new technology in a valve product line targeting energy flow control applications.

The diverse line of products Shumate Machine Works manufactures for its customers includes expandable tubular launchers and liner hangers for oil & gas field service applications, blow-out preventors, top drive assemblies, directional drilling products, natural gas measurement equipment, control & check valves and sub-sea control equipment used in energy field service.

The Company's proprietary Hemiwedge® Valve product line includes; quarter-turn metal seated valves with bore sizes ranging from two inch in diameter through eight inch with custom sizes up to twenty-four inches, ANSI and API certifications and multiple pressure classes, substantially reduced run torque reducing actuation costs. The Company believes its top-entry, cartridge replacement design where all the internal parts of the valve are self-contained and pre-certified will substantially reduce field maintenance costs and costly downtime during valve maintenance.

Today, the Company's customers include Baker Hughes, BJ Services Company, Canrig Drilling Technology, a Nabors Industries company, FMC Technologies, Halliburton Energy Services, National Oil Well (NOW), Oceaneering Intervention Engineering, R&M Energy Systems, Shell Development, Smith International, Texas Oil Tools, a NOW company, Tesco Services and Weatherford International.

Shumate Industries employs approximately 55 people at two plants in Conroe, Texas, north of Houston which total 85,000 square feet. The Company's executive offices are located at 12060 FM 3083, Conroe, Texas 77301. The Company's telephone number is 936-539-9533 and its Internet address is www.shumateinc.com.

Forward-Looking Statements

This document contains discussion of items that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include, but are not limited to, customer concentration risk, difficulties in refinancing its debt, difficulties in consolidating the operations of the Company's operating subsidiaries, difficulties in accelerating internal sales growth, volatility of the energy business and its effects on the Company’s business, difficulties in new technology acceptance within the energy industry, restrictive covenants in our existing credit facilities, fluctuations in metals prices, general economic conditions in markets in which we do business, extensive environmental and workplace regulation by federal and state agencies and other general risks related to its common stock, and other uncertainties and business issues that are detailed in its filings with the Securities and Exchange Commission.

Contact:
Shumate Industries, Inc., Conroe
Matthew Flemming, 936-539-9533
or
Friedland Investment Events LLC
Jesse Blum, 866-356-0651
www.friedlandinvestmentevents.com

Source: Shumate Industries, Inc.